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                                                                     Exhibit 5.2
                                                                     -----------

                                                                    News Release

                                                                    NASDAQ: MEDQ
                                                           FOR IMMEDIATE RELEASE

                       MEDQUIST REPORTS FINANCIAL RESULTS
                             FOR FIRST QUARTER 2003

         MARLTON, NJ April 24, 2003 - MedQuist Inc. (NASDAQ:MEDQ) reported revenue of $124.7 million, operating income of $17.1 million and net income of $10.5 million or $0.28 per diluted share for the three months ended March 31, 2003. Operating income for the three months ended March 31, 2003 included income of $814 thousand from the sale of a building.

         David A. Cohen, Chairman and Chief Executive Officer, stated, "The first quarter of 2003 continued to demonstrate the recurring revenue and strong cash flow MedQuist has earned from our blue chip client base. MedQuist continues to be the provider of choice in the medical transcription market. Management remains committed to MedQuist's growth prospects and exploring new technologies and services in order to streamline our healthcare clients' document management, transcription and health information management efforts."

         MedQuist is a leading provider of electronic medical transcription, health information and document management services. MedQuist provides document workflow management, digital dictation, speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services. MedQuist is a member of the Philips Group of Companies.

Other than historical information set forth herein, this press release may contain forward-looking statements such as our anticipated future earnings growth, which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated or implied in any such forward-looking statements as a result of various risks, including, without limitation, inability to predict future economic or market conditions, rapidly changing technology; inability to manage and maintain growth; inability to penetrate new markets; inability to make and successfully integrate acquisitions and transition our business strategy; decreased demand for existing products; lack of a market for new products; and failure to successfully negotiate agreements to take advantage of the opportunities facing MedQuist to broaden its service offering. Additional risks associated with the Company's business can be found in its December 31, 2002 Annual Report on Form 10-K and its other periodic filings with the SEC.

Contact: Brian J. Kearns, Chief Financial Officer, MedQuist Inc.,
         856-810-8000 ext. 4418
                                  Tables Follow


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                                  MedQuist Inc.
                              Financial Highlights
                                   (Unaudited)
               In thousands, except per share data and percentages

                                                Three Months Ended March 31,
                                                   2003               2002
                                                   ----               ----
Revenues                                         $124,662           $113,974

Gross profit                                       31,860             28,964
Gross margin                                         25.6%              25.4%

Selling, general & administrative                  (7,843)            (3,700)
% of revenues                                         6.3%               3.2%

Research and development                           (1,357)                --
% of revenues                                         1.1%               n/a

Depreciation expense                               (4,636)            (4,234)
Amortization expense                               (1,759)            (1,701)
Other income                                          814                 --

Operating income                                   17,079             19,329

Net interest income                                   220                313
Equity in loss of investee                           (184)              (184)

Pretax income                                      17,115             19,458

Tax provision                                      (6,590)            (7,492)

Net income                                         10,525             11,966

Net income per diluted share                        $0.28              $0.32
Fully diluted shares outstanding                   37,630             37,958




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                                  MedQuist Inc.
                              Financial Highlights
                                  In thousands

                                                   March 31,        December 31,
                                                     2003              2002
                                                     ----              ----
                                                  (Unaudited)        (Audited)
Assets:

  Current assets:
      Cash and cash equivalents                     $124,838          $ 103,392
      Accounts receivable (net)                       79,299             86,465
      Other current assets                            14,721             14,474
                                                    --------          ---------
        Total current assets                         218,858            204,331
  Property and equipment (net)                        37,580             37,804
  Goodwill                                           135,883            136,127
  Other intangible assets (net)                       75,088             73,798
  Other assets                                        22,690             22,811
                                                    --------           --------
        Total assets                                $490,099           $474,871
                                                    ========           ========

Liabilities and Shareholders' Equity:

  Current liabilities:
      Current portion of long term debt             $     30           $     31
      Accounts payable                                 8,259              9,908
      Deferred revenue                                19,772             18,789
      Accrued expenses                                38,397             33,701
                                                    --------           --------
        Total current liabilities                     66,458             62,429
  Long term debt                                          54                 54
  Other long term liabilities                          1,697              1,427
  Shareholders' equity                               421,890            410,961
                                                    --------           --------
        Total liabilities and Shareholders'         $490,099           $474,871
                                                    ========           ========